Exhibit 99.2

Coherent Corp. 375 Saxonburg Blvd. Saxonburg, PA 16056-9499 USA

SHAREHOLDER LETTER – August 15, 2023

Related Information. Representing management’s current views of the Company’s financial and operational performance and outlook, the following commentary is provided to give investors and analysts further insight into the Company’s performance in advance of the earnings call webcast.

Fellow Coherent Shareholders,

We are pleased to present our first ever Coherent Corp. Shareholder Letter setting forth an overview of our Fourth Quarter and Fiscal Year 2023 results. We hope that you find this new format of communication both informative and helpful; we look forward to your feedback. We strive to continuously improve every aspect of our shareholder engagement and communication as we do with every part of our business every day.

Table 1

Financial Metrics

$ Millions, except per share amounts and %

(Unaudited)

	Three Months Ended			Year Ended
	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Revenues	$1,205.1	$1,240.2	$887.0	$5,160.1	$3,316.6

GAAP Gross Profit	$343.4	$420.2	$326.0	$1,618.3	$1,265.5
Non-GAAP Gross Profit(1)	$432.8	$463.2	$343.4	$1,984.0	$1,321.5

GAAP Operating Income(2)	$(155.2)	$67.4	$114.2	$(37.1)	$414.3
Non-GAAP Operating Income(1)	$185.1	$217.1	$168.6	$966.5	$650.2

GAAP Net Earnings (Loss)	$(178.2)	$2.5	$43.6	$(259.5)	$234.8
Non-GAAP Net Earnings(1)	$94.9	$117.6	$133.7	$567.4	$504.6

GAAP Diluted Earnings (Loss) Per Share	$(1.54)	$(0.24)	$0.23	$(2.93)	$1.45
Non-GAAP Diluted Earnings Per Share(1)	$0.41	$0.58	$0.98	$3.00	$3.72

Other Selected Financial Metrics
GAAP Gross margin	28.5%	33.9%	36.8%	31.4%	38.2%
Non-GAAP gross margin(1)	35.9%	37.3%	38.7%	38.4%	39.8%
GAAP Operating margin	(12.9)%	5.4%	12.9%	(0.7)%	12.5%
Non-GAAP operating margin(1)	15.4%	17.5%	19.0%	18.7%	19.6%
GAAP return on sales	(14.8)%	0.2%	4.9%	(5.0)%	7.1%
Non-GAAP return on sales(1)	7.9%	9.5%	15.1%	11.0%	15.2%

(1)

The Company has disclosed financial measurements in this letter to shareholders that present financial information considered to be non-GAAP financial measures. These measurements are not a substitute for GAAP measurements, although the Company’s management uses these measurements as an aid in monitoring the Company’s on-going financial performance. The non-GAAP net earnings, the non-GAAP earnings per share, the non-GAAP operating income, the non-GAAP gross profit, the non-GAAP internal research and development, the non-GAAP selling, general and administration, the non-GAAP interest and other (income) expense, and the non-GAAP income tax (benefit), measure earnings and operating income (loss), respectively, excluding non-recurring or unusual items that are considered by management to be outside the Company’s standard operation and excluding certain non-cash items. EBITDA is an adjusted non-GAAP financial measurement that is considered by management to be useful in measuring the profitability between companies within the industry by reflecting operating results of the Company excluding non-operating factors. There are limitations associated with the use of non-GAAP financial measures, including that such measures may not be entirely comparable to similarly titled measures used by other companies, due to potential differences among calculation methodologies. Thus, there can be no assurance whether (i) items excluded from the non-GAAP financial measures will occur in the future or (ii) there will be cash costs associated with items excluded from the non-GAAP financial measures. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by providing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures. Investors should consider adjusted measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP. All non-GAAP amounts exclude certain adjustments for share-based compensation, acquired intangible amortization expense, restructuring charges, integration and site consolidation expenses, integration transaction expenses, start-up costs related to the start-up of new devices for new customer applications, and various one-time adjustments. See Table 4 for the Reconciliation of GAAP measures to non-GAAP measures.

(2)	GAAP Operating income is defined as earnings before income taxes, interest expense, and other expense or income, net.

EXECUTIVE SUMMARY

Revenue. $1.205 billion, above the high end of our guidance.

Non-GAAP EPS. $0.41, at the higher end of our guidance

Operating Cash Flow. $182 million, which increased from both the year-ago and the preceding quarter.

Debt Reduction. We paid down $121 million of our outstanding debt

Visibility. Macroeconomic uncertainty continues to restrain our near-term growth and visibility

AI/ML. A surge of AI/ML-related Datacom transceiver orders represented the most prominent trend in the quarter

OUTLOOK

These metrics are provided on a non-GAAP basis, except for revenue and share count. Non-GAAP earnings per share is on a fully diluted basis. The outlook assumes that the exchange rate of the U.S. dollar to other currencies will remain relatively stable at current levels.

FIRST QUARTER FISCAL 2024

Our guidance for our first quarter of fiscal 2024 ending September 30, 2023 is as follows:

•	Revenue of approximately $1.0-1.1 billion.

•	Non-GAAP earnings per share of approximately $0.05-$0.20.[1]

•	Share count for the entire guidance range is 153 million.

Pretax amounts of Non-GAAP adjustments in the first quarter of fiscal 2024 include stock compensation of $42 million, amortization of $71 million, and $10-15 million on restructuring, synergies, and consolidation.

[1]

The Company does not provide reconciliations of forward-looking Non-GAAP EPS. The Company is unable, without unreasonable efforts, to forecast certain items required to develop a meaningful GAAP financial measure that is comparable to this forward-looking figure.

FULL YEAR FISCAL 2024

Our guidance for fiscal 2024 ending June 30, 2024 is as follows:

•	Revenue of approximately $4.5-4.7 billion.

•	Non-GAAP earnings per share of approximately $1.00-$1.50.[2]

•	Share count for the entire guidance range is 153 million.

•

Not included in our full year fiscal 2024 revenue guidance is several hundred million dollars of additional revenue related to the recent surge in demand for Datacom transceivers for AI-driven data center buildouts as the supply chain ramps incremental capacity to address industry demand.

•	Our guidance assumes no meaningful improvement in the macoeconomic environment including no meaning improvement in China.

Coherent was founded in 1971 to manufacture high-quality materials and optics for industrial lasers. Today, Coherent is a global leader in materials, networking, and lasers for the industrial, communications, electronics, and instrumentation markets operating in more than 20 countries around the world. We are market innovators defining the future through breakthrough technologies, from materials to systems that fuel market megatrends while pursuing our mission of enabling the world to be safer, healthier, closer, and more efficient.

The results of our fourth quarter of fiscal year 2023 continue to reinforce our confidence in our mission, vision, strategic imperatives, and outlook for the future of Coherent. We delivered solid revenue and EPS, respectively above and toward the high end of our guidance range, validating our diversification strategy in the face of continuing post-pandemic inventory digestion and macroeconomic weakness. Macroeconomic headwinds and uncertainty continue to affect nearly all our end markets and restrain our near-term growth and visibility. The notable exception is Datacom, which enjoyed a strong increase in demand.

We view the challenges associated with customer inventory adjustments and macroeconomic weakness as a transitory interruption of otherwise powerful secular trends. Among these trends is the rapid rise of Artificial Intelligence and Machine Learning (AI/ML), which had a meaningful impact on our order book and emerged as the most prominent trend in the quarter.

Coherent is strategically well positioned to address, drive, and benefit from transformational advances in technology such as AI/ML across all our markets.

We remain focused on providing industry-leading foundational materials, networking, and laser solutions for the industrial, communications, electronics, and instrumentation markets that enable better performance and greater efficiency of our customers’ solutions. Steadfast in pursuit of our mission, we are not waiting for macroeconomic recovery. We are leveraging our unique set of differentiated assets to invest, manage, and position Coherent for continued growth while succeeding in the exciting markets we are targeting and those that we already serve including:

•	Unparalleled experience in materials, photonics, and lasers;

•	A vertically integrated, geographically diverse organization with scalable manufacturing platforms;

•	A history of insightful targeting and successful integration of strategic acquisitions;

•	A sustained and committed track record of targeted research and development and capital expenditures to prepare for the opportunities that lie ahead; and

•	Worldwide talented and experienced teams of engineers and technologists, including over 2,000 people employed in R&D, as well as expert manufacturing teams, and experienced business leaders.

In addition to continuing to invest in our core assets, we continue to proactively execute on opportunities to enhance our operating performance including integration and synergy activities associated with the Coherent, Inc. acquisition, previously announced restructuring activities, and investment in transformation and operating efficiency programs.

We believe that the combination of our sustained efforts to transform the company while focusing relentlessly on targeted markets, customer intimacy, product leadership, and operational excellence will lead to enhanced operating performance and will drive long-term shareholder value. We are taking the short-term challenges head-on and we have made some bold moves that are characteristic of a sustainable market leader. When we look past the horizon, we have never been more excited and optimistic about our future.

[2]

The Company does not provide reconciliations of forward-looking Non-GAAP EPS. The Company is unable, without unreasonable efforts, to forecast certain items required to develop a meaningful GAAP financial measure that is comparable to this forward-looking figure.

FOURTH-QUARTER FISCAL 2023 OVERVIEW

Revenue. We generated $1.205 billion in revenue, above the high end of our $1.125—$1.175 billion guidance range, and a 4% year-over-year decrease on a pro forma basis1 and a 3% sequential decrease.

Materials. Revenue for our Materials segment decreased by 11% sequentially to $288 million for the fourth quarter, largely due to the previously disclosed expected reduction in the Consumer Electronics market.

Networking. Revenue for our Networking segment increased by 6% sequentially to $585 million for the fourth quarter driven by strength in higher data rate transceivers.

Lasers. Revenue for our Lasers segment decreased by 9% sequentially to $333 million for the fourth quarter. Weak demand in Display, Precision Manufacturing, and back-end Semiconductor Capital Equipment more than offset strength in front-end Semicap and Scientific applications.

Non-GAAP EPS. Non-GAAP diluted earnings per share was $0.41, at the higher end of our $0.33—0.43 guidance range driven by the revenue upside, sequentially flat operating expense, and a favorable tax rate. These more than offset 35.9% gross margin, which was lower than our expectations due primarily to unfavorable mix. Excluding $0.02 contributed by the lower-than-expected tax rate, Non-GAAP EPS would have been $0.39.

Orders. During the quarter, a significant increase in AI/ML-related Datacom transceiver orders should help offset an expected decline in fiscal 2024 revenue from our two largest customers (one just above and one just below 10% of revenue) in fiscal 2023.

Non-GAAP Gross Margin. 35.9%, which decreased on both a year-over-year and a sequential basis primarily due to lower revenue and a less rich mix in all of our segments.

Non-GAAP Operating Expenses. 20.5% of revenue, a sequential increase of 70 basis points largely due to lower revenue with our announced restructuring just underway.

Non-GAAP Operating Margin. 15.4%, which decreased from 17.5% in the preceding quarter primarily driven by the same factors as noted for gross margin.

Operating Cash Flow. $182 million, which increased from both the year-ago and the preceding quarter.

[1]

All references herein to “pro forma basis” or similar references are based on the pro forma financial information included in Exhibit 99.1 to the Current Report on Form 8-K filed by Coherent Corp. on September 9, 2022, which can be found at

https://www.sec.gov/ix?doc=/Archives/edgar/data/0000820318/000119312522241521/d402890d8k.htm.

Capital Expenditures. $93 million, almost 40% of which was used to expand manufacturing infrastructure of 200mm platforms for silicon carbide (SiC) substrates and epitaxial wafers, and related devices.

Debt Reduction. In the quarter, we paid down $121 million of our outstanding debt including a $102 million voluntary repayment of the Term Loan B.

Debt. Gross debt was approximately $4.4 billion and net debt was approximately $3.6 billion at the end of the quarter.

Leverage. Gross leverage was 3.6x and net leverage was 2.9x at the end of the quarter on a calculated basis, using the trailing 12 months of adjusted EBITDA at June 30, 2023. Including the cost savings and synergy credit of $269 million allowed in the credit facility, gross leverage was 2.9x and net leverage was 2.4x at the end of the quarter.

VISIBILITY

Macroeconomic uncertainty presents a challenge to our visibility into demand trends and attending revenue for fiscal 2024. The good news is that visibility improved during the quarter in some of our markets and we experienced our first sequential increase in our order book and backlog in the past four quarters, driven by AI/ML-related demand for Datacom transceivers.

Underlying our visibility are the following:

•	Backlog. We ended the quarter with approximately $2.7 billion of backlog, an approximate $100 million or 5% sequential increase from $2.6 billion at the end of the preceding quarter.

•

Orders. A greater than 30% sequential increase in our overall order book was the primary driver of the sequential increase in backlog. Contributing to the sequential strength, orders sequentially declined in each of the preceding three quarters. Our order book significantly exceeded our outlook driven entirely by our Networking segment. As previously noted, the significant increase in AI/ML-related Datacom Transceiver orders during the quarter should help offset an expected decline in fiscal 2024 revenue from our two largest customers (one just above and one just below 10% revenue) in fiscal 2023.

•

Competitive and Strategic Positioning. We have a robust pipeline of leading-edge technologies and products that we expect to enhance our already strong competitive position in key markets and help us significantly improve our competitive position relative to highly attractive market opportunities where we previously had limited presence. We also are evaluating various strategic actions, including our previously announced review of our SiC business, with the goal of optimizing our long-term positioning in all our markets and driving attending value creation.

•

Networking Segment. Our Datacom order strength more than offset ongoing weakness in our Telecom business to drive sequential increases of almost 80% in total orders and over 10% in total backlog in our Networking segment. The surge in Datacom orders drove almost 100% upside to our outlook largely from AI/ML-related 800G transceivers for planned AI/ML datacenter buildouts by webscale and other cloud operators. Other Datacom orders for lower data rate transceivers remained slow.

•

Lasers Segment. For the fourth quarter, orders in our Lasers segment sequentially increased by over 5%, but the increase was more tepid than we expected. Within the Lasers segment, we are seeing slowing business activity in a number of our Industrial businesses including Display, Precision Manufacturing, and Aerospace & Defense.

•

Materials Segment. For the fourth quarter, orders in our Materials segment continue to reflect our near-term macro expectations for declines over the next several quarters. Our orders decreased sequentially by approximately 5%. The weakness was broad-based, with shortfalls relative to our forecast for most of our businesses within the segment.

•

Silicon Carbide Business. Demand continues to outstrip our ability to supply our SiC substrate and epitaxial materials, with our SiC revenue growth currently only constrained by our ability to add capacity and ramp production. We continue to direct significant capital expenditures toward ramping our SiC substrate and epitaxial wafer production.

•

Validation of Diversification Strategy. Reflecting our long-term market, technology, and business diversification strategy, the surge in demand for our Datacom transceivers, along with ongoing strength in our SiC and our Semicap Equipment businesses, help attenuate the macroeconomic impact on the rest of our business. This strategy provides relative stability, improved visibility, and an enhanced outlook.

NEAR-TERM CHALLENGES: MACROECONOMIC WEAKNESS

While our Datacom order book shows considerable strength, the near-term macroeconomic environment, including ongoing customer drawdown of inventory across all four major end markets, continues to adversely impact our near-term revenue, profitability and cash generation. In addition, we face challenges from changes in product plans by some of our larger customers and from higher interest rates dampening the capital expenditure expansion plans of other customers. Finally, the ongoing geopolitical environment, including strains between the U.S. and other Western countries and China, is exacerbating the macroeconomic challenges.

While we believe we are well positioned to benefit from any improvement in the macroeconomic environment, we are not assuming we will see signs of a meaningful rebound in fiscal 2024. We are prepared for a reset year with these external challenges persisting at least through the first half of our fiscal 2024, and potentially into the second half of our fiscal year as our customers continue to take proactive measures to manage inventory and cash.

Customer Awards Enhance Longer-Term Outlook. Customer and industry awards we have received over the past several quarters underscore that our competitive position remains strong. Our ongoing engagements and design work suggest to us that we will gain share as the recovery gets underway.

SEGMENTS

Materials. Revenue for our Materials segment decreased by 11% sequentially to $288 million for the fourth quarter and orders decreased sequentially by 5%, both primarily driven by the end of a project at a large customer, which also adversely impacted margin structure and our near-term outlook for the segment. Materials revenue was $1.35 billion for all of fiscal 2023.

Networking. Revenue for our Networking segment increased by 6% sequentially to $585 million for the fourth quarter. Networking revenue was over $2.3 billion for all of fiscal 2023.

Lasers. Revenue for our Lasers segment decreased by 9% sequentially to $333 million for the fourth quarter, which is 15% below our peak level in the first quarter of fiscal 2023. Lasers segment revenue was under $1.5 billion for all of fiscal 2023. Weak demand in Display, Precision Manufacturing, and back-end Semicap more than offset strength in front-end Semicap and Scientific applications. The loss of leverage on fixed costs also adversely impacted our margins for the segment. Service revenue typically represents approximately 30% of the revenue in the Lasers segment, approximately 50% of which is driven by the installed base of lasers for OLED processing. Our service revenue declined in the fourth quarter primarily due to softer demand for smartphones, which drove lower utilization of lasers for annealing. We expect service revenue to increase as demand for smartphones recovers.

MARKETS

INDUSTRIAL

Revenue. Fourth-quarter revenue for our Industrial market decreased 6% sequentially to $412 million driven by weakness across most of our Industrial markets including Display Capital Equipment and Aerospace & Defense, which more than offset ongoing strength in the Semicap Equipment market. Industrial revenue for fiscal 2023 was $1.76 billion.

Demand Trends. While the near-term outlook for our Industrial business remains challenged by the macroeconomic backdrop, we are excited by a number of longer-term trends. These include:

1.	Semiconductor Capital Equipment: ongoing favorable trends in the front-end – and especially the high-end of the front-end – of the Semicap Equipment market.

•	Front-End. We enjoy a particularly strong competitive position in front-end Semicap, which accounts for most of our Semicap Industrial revenue.

•	AI. This positioning should be favorably impacted by AI, in particular for our engineered materials and lasers, which enable equipment for fabricating next-gen nodes.

2.	Display Capital Equipment: an eventual rebound in the Display Capital Equipment segment of the Industrial market.

•

OLED. The long-term outlook for our Display annealing business remains robust. We are excited by investments in new Gen 8.5 OLED fabs for tablet and notebook computers, which bode well for our OLED laser annealing systems, which scale with display size. We have also started receiving sizable purchase orders in connection with new fab investments in China.

•

New DPSS Laser. We expect our new DPSS laser and the associated line-beam system to enhance our leading position in the OLED annealing market for larger IT displays. Customer testing has commenced after our successful first system installation at a systems integrator.

•

Micro-LED. Demand is also augmented by the emergence of the microLED market and the adoption of laser lift-off and mass transfer processes. In the fourth quarter, we received multiple orders from customers in China, Taiwan, and Korea for such systems.

3.	Precision Manufacturing: strong broad-based sequential order growth in the quarter.

•

Electric Vehicles (EVs), EV Battery, and Medical Devices: Ongoing strong long-term growth potential for our target markets of EVs, EV battery processing, and medical device manufacturing, which enjoyed strong growth in both the quarter and the year.

•	Macro: An eventual macroeconomic rebound will affect Precision Manufacturing demand, our most macro-impacted Industrial application market.

•

65 W Diode Pump Chip: We are especially excited regarding the revenue growth prospect for our 65 W diode pump chip. We expect this chip to enable growth for fiber laser pumping in China, driven by continued expansion in China of the handheld laser welding market. We launched the first commercially available such product in the fourth quarter of fiscal 2023 and have provided samples of the product to all major fiber laser customers. The customer reception for this groundbreaking product has been exceptional.

4.

Laser Systems and Subsystems: Reflecting ongoing progress in penetrating the value chain in systems and subsystems these products posted high-single-digit year-over-year growth in the quarter, led by medical device manufacturing and marking.

COMMUNICATIONS

Revenue. For the quarter, Communications revenue increased sequentially by 6% to $570 million. Communications revenue for fiscal 2023 was a record $2.3 billion. Datacom and Telecom were split 60/40 for the quarter and 57/43 for all of fiscal 2023.

Demand Trends. Long-term, we expect strong growth in our Communications revenue driven by favorable long-term trends in both our Datacom and Telecom business units. Underlying our outlook:

1.

Datacom AI/ML. We are excited about the impact on our Datacom business from the rapid growth of AI/ML, especially generative AI. Retooling of datacenter architectures and integration of AI clusters by webscale and other cloud companies represent an immediate and direct growth opportunity for our Datacom business – both our transceivers and our enabling active and passive components, especially leading-edge high-speed lasers.

•

Long Duration. We expect AI/ML datacenter buildouts by webscale and other cloud companies to drive significant revenue growth in our Datacom transceiver business and contribute to our overall revenue growth and profitability for many years to come.

•

More Than Just Datacom Transceivers. AI/ML represents a tailwind for our Datacom transceiver business. However, we see the longer-term benefit extending well beyond Datacom transceivers to impact other product markets that we address and enable significant operating efficiencies across our organization.

•

Datacom Orders. We received sizable AI/ML-related orders for our 800G Datacom transceivers in the fourth quarter from webscale, cloud, and other companies in the webscale and cloud ecosystem, driving our Datacom backlog and more than offsetting a decline in legacy lower data rate transceivers.

•

Market Inflection. Our order book and interactions with webscale customers and with leading suppliers of their AI hardware appears to validate our assessment that we are at an inflection point in a decade-long megatrend related to AI and ML deployments.

•

Hyperscale. These orders also reflect our strong technology platforms and competitive position relative to hyperscale and cloud AI/ML-driven datacenter deployments. For the quarter, hyperscale customers accounted for 65% of our Datacom transceiver revenue.

•

Competitive Positioning. Our investments in high-speed lasers over multiple decades have placed us in a unique position to meaningfully participate in the AI connectivity market, including for the upcoming 200G per optical lane era, required for 1.6T and eventually 3.2T Datacom transceivers, and with multiple leading-edge laser platforms including DFB-MZs, EMLs, and VCSELs. We see the opportunity for incremental growth from the AI/ML market via strong share gains.

•

Wallet Share Opportunity. Recent design wins collectively represent a significant revenue opportunity, and we see the opportunity to significantly increase our wallet share with most of the customers that have made such awards. To this end, we are working on cutting-edge products and technology that we believe will offer meaningfully differentiated solutions with industry-leading performance. For example, demonstrated at the OFC trade show in March, our new industry-first DFB-MZ laser, enabling 200G PAM4 transceivers with up to 10 km reach, we believe will be crucial to next-generation, high-performance, long-reach 1.6T and 3.2T transceivers.

•

Market Growth. We estimate the market for 800G and eventually 1.6T and 3.2T Datacom transceivers to grow at a greater than 40% CAGR over the next five years to over $4.2 billion in calendar 2028 from what we estimate is $0.6 billion in calendar 2023. We expect this growth to result in AI-related 800G and 1.6T Datacom transceiver shipments accounting for almost 40% of all Datacom transceiver shipments by 2028 and possibly sooner.

2.

Telecom Longer-Term. While the near-term outlook for the Telecom market remains challenged by inventory digestion and some project delays, we are excited about our long-term Telecom growth outlook. Underlying our longer-term outlook:

•

Robust Design Activity. We have enjoyed robust design activity in response to multiple planned new projects, which points to a very strong eventual recovery with growth recommencing in the second half of this fiscal year or in fiscal 2025.

•	A Market Leader. In Telecom, we are a vertically integrated market leader with our coherent transceivers and disaggregated solutions.

•

Exposure to Fast Growth Segments. Coherent transceivers and disaggregated systems are the fastest-growing segments of our Telecom market. We have been building momentum with our award-winning high-power 400G ZR+ QSFP-DD-DCO transceivers and are in lab and field trials with a diverse customer base that includes carriers and datacenter operators. We have also been delivering our first 100G coherent modules based on our internal coherent DSP chip to customers for evaluation. One of our carrier customers has already successfully completed initial trials of both our 100G ZR coherent modules and our award-winning compact pluggable optical line system (POLS) over an 800 km network. Overall, we are excited about the long-term demand for pluggable coherent modules due to their simplicity and the cost savings offered by IP-over-DWDM.

ELECTRONICS

Revenue. Revenue for our Electronics market increased by 32% year-over-year to $106 million for the fourth quarter. Electronics revenue was $626 million for all of fiscal 2023, driven by Consumer Electronics and Automotive. Fourth-quarter revenue decreased 24% sequentially, driven by expected seasonal trends in consumer electronics.

Near-Term Demand Trends. As noted in our commentary for the third quarter of fiscal 2023, we expect a significant decline in revenue in our Consumer Electronics market over the next 12-18 months, to 3% or less of total revenue from approximately 10%, driven by product design changes. Lower demand in Consumer Electronics will offset ongoing strength in our Wide-Bandgap (WBG)/SiC business, resulting in significant near-term decrease in revenue for our Electronics business following a strong fiscal 2023.

Longer-Term Demand Trends. In the longer term, we expect an eventual rebound and strong long-term growth in our Electronics market segment driven by ongoing strength in our WBG/SiC business along with a return to growth in the Consumer Electronics market. Underlying our view:

•

Wide-Bandgap/Silicon Carbide. For our WBG business, demand for our SiC substrates continues to outstrip supply. We are rapidly expanding capacity as planned. Since we commenced investing in SiC over two decades ago, our product revenue has enjoyed a 35% CAGR. We estimate the market for SiC power electronics for EVs will grow at roughly a 40% CAGR over the next five years.

•

Consumer Electronics. Our longer-term outlook for Consumer Electronics is driven by growth in breadth and depth of sensing adoption well beyond 3D sensing for smartphones. AI applications drive the need for advanced sensors, including 3D sensing of the world around us and biosensors for sensing the world within the human body. Sensors are the eyes and ears of AI/ML systems. We believe that sensing will ultimately become ubiquitous in metaverse AR/VR hardware and wearables as well as in automotive LiDAR and in-cabin sensing, biosensing, and other emerging applications. We also are excited by our strategic engagements across all of these applications, with the breadth and pace of our sensing design-in activities at record levels. Our broad semiconductor laser platform that spans from 940 nm to 2400 nm and three materials is a key competitive differentiator for this market. Notwithstanding a new market entrant, it appears that we are maintaining our overall market share in Consumer Electronics 3D sensing.

INSTRUMENTATION

Revenue. For the quarter, Instrumentation revenue decreased by 6% sequentially to $117 million. For fiscal 2023, Instrumentation revenue was $479 million.

Demand Trends. We expect relatively unchanged revenue for our Instrumentation market in fiscal 2024 due to macroeconomic economic uncertainty. We remain excited regarding the long-term growth opportunity in this market. Underlying our outlook:

•

Scientific Instrumentation. We enjoyed record revenue in our Scientific Instrumentation business in both the quarter and the full fiscal year driven by increased policy-based funding for research worldwide. Since the Coherent, Inc. acquisition, we have been showcasing our combined bioinstrumentation portfolio and integrated subsystem capabilities to some of the largest customers in this market. These customers have been excited about the integration of our broad portfolio of lasers with our optics, filters, and thermoelectric products to provide higher-level integrated solutions.

•

Life Sciences. Research in Life Sciences (neuroscience, cell biology, and disease studies) as well as exotic spectroscopy of materials and complex organic molecules drive most of the research expenditures in lasers. The envelope of laser applications in therapeutics continues to expand, and regulatory agencies worldwide continue to expand approvals. We have a variety of laser products to address therapeutic applications, ranging from GaAs lasers for acne treatment to femtosecond and excimer lasers for LASIK procedures. In ophthalmology, we are working with some of the largest companies in the industry to establish long-term supply agreements.

REGIONS

North America: 52% of revenue in the quarter and sequentially declined by 5%. A significant increase in Datacom orders helps offset significant weakness at some leading customers.

Europe: 21% of revenue in the quarter and sequentially essentially flat. Demand in Europe continues to be challenged due to ongoing macroeconomic uncertainty.

China: 11% of revenue in the quarter and sequentially essentially flat. Our business in China continues to be impacted by the macroeconomic and geopolitical environment.

Korea and Japan: 14% of revenue in the quarter and a modest sequential decrease. We expect to see an increase in demand in Korea and Japan for our Industrial and Instrumentation businesses, especially from OLED Gen 8.5 fab and, eventually, micro-LED builds.

FULL-YEAR FISCAL 2023 OVERVIEW

Table 1

Financial Metrics

$ Millions, except per share amounts and %

(Unaudited)

	Three Months Ended			Year Ended
	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Revenues	$1,205.1	$1,240.2	$887.0	$5,160.1	$3,316.6

GAAP Gross Profit	$343.4	$420.2	$326.0	$1,618.3	$1,265.5
Non-GAAP Gross Profit(1)	$432.8	$463.2	$343.4	$1,984.0	$1,321.5

GAAP Operating Income(2)	$(155.2)	$67.4	$114.2	$(37.1)	$414.3
Non-GAAP Operating Income(1)	$185.1	$217.1	$168.6	$966.5	$650.2

GAAP Net Earnings (Loss)	$(178.2)	$2.5	$43.6	$(259.5)	$234.8
Non-GAAP Net Earnings(1)	$94.9	$117.6	$133.7	$567.4	$504.6

GAAP Diluted Earnings (Loss) Per Share	$(1.54)	$(0.24)	$0.23	$(2.93)	$1.45
Non-GAAP Diluted Earnings Per Share(1)	$0.41	$0.58	$0.98	$3.00	$3.72
Other Selected Financial Metrics
GAAP Gross margin	28.5%	33.9%	36.8%	31.4%	38.2%
Non-GAAP gross margin(1)	35.9%	37.3%	38.7%	38.4%	39.8%
GAAP Operating margin	(12.9)%	5.4%	12.9%	(0.7)%	12.5%
Non-GAAP operating margin(1)	15.4%	17.5%	19.0%	18.7%	19.6%
GAAP return on sales	(14.8)%	0.2%	4.9%	(5.0)%	7.1%
Non-GAAP return on sales(1)	7.9%	9.5%	15.1%	11.0%	15.2%

(1)

All non-GAAP amounts exclude certain adjustments for share-based compensation, acquired intangible amortization expense, restructuring charges, integration and site consolidation expenses, integration transaction expenses, start-up costs related to the start-up of new devices for new customer applications, and various one-time adjustments. See Table 4 for the Reconciliation of GAAP measures to non-GAAP measures.

(2)	GAAP Operating income is defined as earnings before income taxes, interest expense, and other expense or income, net.

Other Financial Statistics

$ Millions	Q4FY23	Q3FY23	Q4FY22	FY23	FY22
Inventory	1,272	1,394	903	1,272	903
Cash	833	901	2,582	833	2,582
Gross Debt	4,399	4,520	2,327	4,399	2,327
Net Debt	3,565	3,619	(256)	3,565	(256)
Calc Leverage gross/net leverage	3.6x / 2.9x	3.6x / 2.9x	2.7x / (0.3)x	3.6x / 2.9x	2.7x / (0.3)x
Cred/Fac gross/net leverage	2.9x / 2.4x	2.9x / 2.3x	2.7x / (0.3)x	2.9x / 2.4x	2.7x / (0.3)x
Debt Payments	121	78	15	266	61
Operating Cash Flow	182	152	137	634	413
Capital expenditures	93	97	118	436	314
Depreciation	70	68	53	268	207
Amortization	134	93	20	414	80
Fully diluted shares for NG EPS	141	141	126	151	125

As previously noted, the Company has responded to the macroeconomic-driven impact on revenue growth that started in the second half of fiscal 2023 with a major restructuring plan for fiscal 2023 - 2025, an acceleration of the site consolidation portion of our synergy plan, and other targeted strategic actions.

SYNERGY AND SITE CONSOLIDATION

Our stated synergy goal for the Coherent, Inc. acquisition was $250 million in annual synergies to be achieved over three years, with $250 million of costs to achieve these synergies. We have accelerated some of the actions planned as part of our post-three-year synergy and site consolidation efforts. These relocations and other actions are expected to help offset our lower than expected supply chain cost savings due to lower revenue and allow us to achieve our targeted $250 million in annual synergies. At the end of the first year, we reached $73 million of synergies for fiscal 2023, nearly evenly split between cost of sales and operating expenses.

RESTRUCTURING

In the fourth quarter of fiscal 2023, we implemented a restructuring plan that includes site consolidations and closures as well as the relocation and requalification of certain manufacturing facilities. These restructuring actions are intended to realign our cost structure as part of a transformation to a simpler, more streamlined, resilient, and sustainable business model.

We expect total savings for fiscal 2023 - 2025 to be $200 - $300 million, with annual savings of $100 - $125 million by fiscal 2025. We expect total cash outlays to achieve these savings over the fiscal 2023 - 2025 period to be $150 - $200 million, including severance, retention, facility moves, short-term duplicate costs, lease termination costs, and IT consolidation.

In the fourth quarter, these activities resulted in $119 million of charges primarily for employee termination and the write-off of property and equipment, net of $65 million from reimbursement arrangements. Employee termination costs of $68 million included severance pertaining to actions carried out in the quarter as well as severance related to similar actions in future years, as these planned actions were deemed estimable and probable in the quarter. Of the $68 million in severance, $13 million was paid in cash in the quarter.

WRITE-OFF OF INTANGIBLES

In the fourth quarter, we recorded a $39 million non-cash impairment charge for intangible assets that no longer had value based on the strategic, market, and operational direction that the Company has chosen to take. These intangible assets included customer lists and acquired technology no longer in use, as well as trade names that are no longer of value as a result of the rebranding to Coherent Corp.

FISCAL YEAR 2023

Revenue. Revenue of $5.160 billion increased 56% over fiscal 2022 full-year revenue of $3.317 billion on a reported basis due to the acquisition of Coherent Inc. Revenue increased 7% on a pro forma basis and 11% on an organic basis. Communications and Electronics drove the growth on both a pro forma and an organic basis.

Non-GAAP EPS. Non-GAAP diluted earnings per share was $3.00, compared with $3.72 in fiscal 2022. The year-over-year decline in EPS is due to unfavorable mix. Communications growth came with lower margins, and the margins from growth in Electronics were offset by decline in the relatively higher-margin Industrial revenue, which is nearly 3x larger than Electronics.

Non-GAAP Gross Margin. Non-GAAP gross margin was 38.4%, 140 basis points below that of fiscal 2022 due to the unfavorable mix and underutilization of operations driven by the sudden decline in revenue in the second half of the fiscal year.

Non-GAAP Operating Expense. Non-GAAP OpEx increased by over 50% year-over-year primarily due to the additional employees who joined the company with the acquisition of Coherent, Inc.

Non-GAAP Operating Margin. Non-GAAP operating margin was 18.7%, which decreased from 19.6% in the prior year.

Non-GAAP Tax Rate. The non-GAAP tax rate was 18%, flat from fiscal 2022.

Operating Cash Flow. For full-year fiscal 2023, we generated $634 million in cash flow from operations, compared to $413 million in cash flow from operations for all of fiscal 2022.

Capital Expenditures. For full-year fiscal 2023, our capital expenditures were $436 million, a $122 million year-over-year increase from $314 million for full-year fiscal 2022. The single largest investment was for SiC.

Interest Expense. For fiscal 2023, interest expense was $287 million, compared with $121 million in fiscal 2022.

Preferred Share Dividends. For fiscal 2023, for both Series A and Series B, preferred stock dividends were $144 million, $112 million of which was paid in kind, compared with $68 million in fiscal 2022. For fiscal 2024, preferred stock dividends will be approximately $123 million, with the Series A preferred stock having converted to 10 million shares of common stock following close of the fourth quarter.

Debt Reduction. We paid down $608 million of our outstanding debt, including $341 million of our 2022 convertible, which we settled in stock. Of the remaining $267 million, $212 million was voluntary prepayments on the Term Loan B. These voluntary prepayments saved us $4 million of interest in fiscal 2023 and are forecast, at current rates, to save us $17 million of interest in fiscal 2024.

Debt. Gross debt was approximately $4.4 billion and net debt was approximately $3.6 billion at the end of the quarter.

Employees. Total employees at the end of fiscal 2023 were 26,622, an increase of 2,964 from 23,658 employees at the end of fiscal 2022.

Coherent Corp. and Subsidiaries

Condensed Consolidated Statements of Earnings (Loss) (Unaudited)

($000 except per share data)

	Three Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022
Revenues	$1,205,051	$1,240,194	$886,962

Costs, Expenses & Other Expense (Income)
Cost of goods sold	861,686	820,038	560,930
Internal research and development	123,346	126,382	95,917
Selling, general and administrative	256,148	226,386	115,862
Restructuring charges	119,101	—	—
Interest expense	78,896	75,183	48,502
Other expense (income), net	(687)	(3,048)	16,768

Total Costs, Expenses, & Other Expense	1,438,490	1,244,941	837,979

Earnings (Loss) Before Income Taxes	(233,439)	(4,747)	48,983
Income Taxes	(55,205)	(7,293)	5,347

Net Earnings (Loss)	$(178,234)	$2,546	$43,636

Less: Dividends on Preferred Stock	36,673	36,071	17,291

Net Earnings (Loss) Available to the Common Shareholders	$(214,907)	$(33,525)	$26,345

Basic Earnings (Loss) Per Share	$(1.54)	$(0.24)	$0.25

Diluted Earnings (Loss) Per Share	$(1.54)	$(0.24)	$0.23

Average Shares Outstanding - Basic	139,346	139,113	106,520
Average Shares Outstanding - Diluted	139,346	139,113	116,821

Coherent Corp. and Subsidiaries

Condensed Consolidated Statements of Earnings (Unaudited)

($000 except per share data)

	Year Ended
	June 30, 2023	June 30, 2022
Revenues	$5,160,100	$3,316,616

Costs, Expenses & Other Expense (Income)
Cost of goods sold	3,541,817	2,051,120
Internal research and development	499,603	377,106
Selling, general and administrative	1,036,699	474,096
Restructuring charges	119,101	—
Interest expense	286,872	121,254
Other expense (income), net	31,566	11,233

Total Costs, Expenses, & Other Expense	5,515,658	3,034,809

Earnings (Loss) Before Income Taxes	(355,558)	281,807
Income Taxes	(96,100)	47,048

Net Earnings (Loss)	$(259,458)	$234,759

Less: Dividends on Preferred Stock	144,212	68,225

Net Earnings (Loss) Available to the Common Shareholders	(403,670)	166,534

Basic Earnings (Loss) Per Share	$(2.93)	$1.57

Diluted Earnings (Loss) Per Share	$(2.93)	$1.45

Average Shares Outstanding - Basic	137,578	106,189
Average Shares Outstanding - Diluted	137,578	116,513

Coherent Corp. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

($000)

	June 30, 2023	June 30, 2022
Assets
Current Assets
Cash, cash equivalents, and restricted cash	$833,333	$2,582,371
Accounts receivable	901,531	700,331
Inventories	1,272,333	902,559
Prepaid and refundable income taxes	28,271	19,585
Prepaid and other current assets	216,530	100,346

Total Current Assets	3,251,998	4,305,192
Property, plant & equipment, net	1,782,035	1,363,195
Goodwill	4,512,700	1,285,759
Other intangible assets, net	3,814,684	635,404
Deferred income taxes	37,748	31,714
Other assets	311,968	223,582

Total Assets	$13,711,133	$7,844,846

Liabilities, Mezzanine Equity and Shareholders’ Equity
Current Liabilities
Current portion of long-term debt	$74,836	$403,212
Accounts payable	405,308	434,917
Operating lease current liabilities	38,271	27,574
Accruals and other current liabilities	560,333	401,256

Total Current Liabilities	1,078,748	1,266,959
Long-term debt	4,234,962	1,897,214
Deferred income taxes	780,307	77,259
Operating lease liabilities	140,748	110,214
Other liabilities	247,403	109,922

Total Liabilities	6,482,168	3,461,568
Total Mezzanine Equity	2,241,415	766,803
Total Shareholders’ Equity	4,987,551	3,616,475

Total Liabilities, Mezzanine Equity and Shareholders’ Equity	$13,711,133	$7,844,846

Coherent Corp. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

($000)	Year Ended June 30,
	2023	2022
Cash Flows from Operating Activities
Net cash provided by operating activities	$634,025	$413,332

Cash Flows from Investing Activities
Additions to property, plant & equipment	(436,060)	(314,332)
Purchases of businesses, net of cash acquired	(5,488,556)	—
Other investing activities	(4,010)	(5,750)

Net cash used in investing activities	(5,928,626)	(320,082)

Cash Flows from Financing Activities
Proceeds from issuance of Senior Notes	—	990,000
Proceeds from issuance of common shares	—	—
Proceeds from issuance of Series A preferred shares	—	—
Proceeds from issuance of Series B preferred shares	1,400,000	—
Proceeds from borrowings of Term A Facility	850,000	—
Proceeds from borrowings of Term B Facility	2,800,000	—
Proceeds from borrowings of Revolving Credit Facility	65,000	—
Payments on convertible notes	(3,561)	—
Payment on Finisar Notes	—	(14,888)
Payments on existing debt	(1,265,175)	(62,050)
Payments on borrowings under Revolving Credit Facility	(65,000)	—
Debt issuance costs	(126,516)	(10,197)
Equity issuance costs	(42,000)	—
Proceeds from exercises of stock options and purchases of stock under employee stock purchase plan	24,167	17,858
Payments in satisfaction of employees’ minimum tax obligations	(54,172)	(21,249)
Payments of dividends	(27,600)	(34,508)
Other financing activities	(1,124)	(2,013)

Net cash provided by financing activities	3,554,019	862,953

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(4,223)	34,276
Net increase (decrease) in cash, cash equivalents and restricted cash	(1,744,805)	990,479
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	2,582,371	1,591,892

Cash, Cash Equivalents, and Restricted Cash at End of Period	$837,566	$2,582,371

Table 1

Financial Metrics

$ Millions, except per share amounts and %

(Unaudited)

	Three Months Ended			Year Ended
	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Revenues	$1,205.1	$1,240.2	$887.0	$5,160.1	$3,316.6

GAAP Gross Profit	$343.4	$420.2	$326.0	$1,618.3	$1,265.5
Non-GAAP Gross Profit(1)	$432.8	$463.2	$343.4	$1,984.0	$1,321.5

GAAP Operating Income(2)	$(155.2)	$67.4	$114.2	$(37.1)	$414.3
Non-GAAP Operating Income(1)	$185.1	$217.1	$168.6	$966.5	$650.2

GAAP Net Earnings (Loss)	$(178.2)	$2.5	$43.6	$(259.5)	$234.8
Non-GAAP Net Earnings(1)	$94.9	$117.6	$133.7	$567.4	$504.6

GAAP Diluted Earnings (Loss) Per Share	$(1.54)	$(0.24)	$0.23	$(2.93)	$1.45
Non-GAAP Diluted Earnings Per Share(1)	$0.41	$0.58	$0.98	$3.00	$3.72

Other Selected Financial Metrics
GAAP Gross margin	28.5%	33.9%	36.8%	31.4%	38.2%
Non-GAAP gross margin(1)	35.9%	37.3%	38.7%	38.4%	39.8%
GAAP Operating margin	(12.9)%	5.4%	12.9%	(0.7)%	12.5%
Non-GAAP operating margin(1)	15.4%	17.5%	19.0%	18.7%	19.6%
GAAP return on sales	(14.8)%	0.2%	4.9%	(5.0)%	7.1%
Non-GAAP return on sales(1)	7.9%	9.5%	15.1%	11.0%	15.2%

(1)

All non-GAAP amounts exclude certain adjustments for share-based compensation, acquired intangible amortization expense, restructuring charges, integration and site consolidation expenses, integration transaction expenses, start-up costs related to the start-up of new devices for new customer applications, and various one-time adjustments. See Table 4 for the Reconciliation of GAAP measures to non-GAAP measures.

(2)	GAAP Operating income is defined as earnings before income taxes, interest expense and other expense or income, net.

Table 2

Segment Revenues, GAAP Operating Income (Loss) & Margin, and

Non-GAAP Operating Income (Loss) & Margin*

$ Millions, except %

(Unaudited)

	Three Months Ended			Year Ended
	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Revenues:(1)
Networking	$584.6	$551.1	$590.1	$2,340.9	$2,197.2
Materials	288.0	323.8	296.9	1,349.8	1,119.4
Lasers	332.5	365.3	—	1,469.4	—

Consolidated	$1,205.1	$1,240.2	$887.0	$5,160.1	$3,316.6

GAAP Operating Income (Loss):(1)
Networking	$(8.1)	$49.5	$67.1	$222.4	$231.6
Materials	(65.0)	67.8	53.5	159.6	218.6
Lasers	(82.1)	(49.9)	—	(419.1)	—
Unallocated and Other	—	—	(6.4)	—	(35.9)

Consolidated	$(155.2)	$67.4	$114.2	$(37.1)	$414.3

Non-GAAP Operating Income:(1)
Networking	$78.9	$74.7	$89.5	$389.1	$335.5
Materials	70.2	89.0	79.1	356.4	314.7
Lasers	36.0	53.4	—	221.0	—

Consolidated	$185.1	$217.1	$168.6	$966.5	$650.2

GAAP Operating Margin (Loss):(1)
Networking	(1.4)%	9.0%	11.4%	9.5%	10.5%
Materials	(22.6)%	20.9%	18.0%	11.8%	19.5%
Lasers	(24.7)%	(13.7)%	N/A	(28.5)%	N/A
Unallocated and Other	N/A	N/A	N/A	N/A	N/A
Consolidated	(12.9)%	5.4%	12.9%	(0.7)%	12.5%
Non-GAAP Operating Margin:(1)
Networking	13.5%	13.6%	15.2%	16.6%	15.3%
Materials	24.4%	27.5%	26.6%	26.4%	28.1%
Lasers	10.8%	14.6%	N/A	15.0%	N/A
Consolidated	15.4%	17.5%	19.0%	18.7%	19.6%

*	Amounts may not recalculate due to rounding.
(1)

Segment results for prior periods have been updated to include the movement of two businesses between Materials and Networking. “Unallocated and Other” primarily includes transaction costs related to the Coherent transaction.

Table 3

Reconciliation of GAAP Segment Operating Income (Loss) to

Segment Non-GAAP Operating Income (Loss)*

$ Millions

(Unaudited)

	Three Months Ended			Year Ended
	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Networking GAAP Operating Income (Loss)	$(8.1)	$49.5	$67.1	$222.4	$231.6
Share-based compensation	7.6	6.9	3.1	33.6	30.9
Amortization of acquired intangibles(1)	22.9	16.5	16.5	72.3	66.3
Restructuring charges(2)	55.6	—	—	55.6	—
Integration, site consolidation and other(3)	0.9	1.8	2.3	5.2	6.2
Transaction fees and financing(4)	—	—	0.5	—	0.5

Non-GAAP Networking Operating Income	$78.9	$74.7	$89.5	$389.1	$335.5

Materials GAAP Operating Income (Loss)	$(65.0)	$67.8	$53.5	$159.6	$218.6
Share-based compensation	10.4	10.7	10.5	51.1	42.2
Amortization of acquired intangibles(1)	35.1	3.2	3.3	44.8	13.3
Restructuring charges(2)	60.4	—	—	60.4	—
Integration, site consolidation and other(3)	29.4	7.3	5.2	40.5	8.1
Transaction fees and financing(4)	—	—	0.2	—	0.2
Start-up costs(4)	—	—	6.4	—	32.3

Non-GAAP Materials Operating Income	$70.2	$89.0	$79.1	$356.4	$314.7

Lasers GAAP Operating Income (Loss)	$(82.1)	$(49.9)	$—	$(419.1)	$—
Share-based compensation	8.4	17.5	—	64.9	—
Amortization of acquired intangibles(1)	75.6	73.0	—	297.1	—
Restructuring charges(2)	3.1	—	—	3.1	—
Integration, site consolidation and other(3)	31.0	12.8	—	78.8	—
Transaction fees and financing(4)	—	—	—	38.7	—
Preliminary fair value adjustment on acquired inventory	—	—	—	157.5	—

Non-GAAP Lasers Operating Income	$36.0	$53.4	$—	$221.0	$—

Unallocated and Other GAAP Operating Income (Loss)	$—	$—	$(6.4)	$—	$(35.9)
Transaction fees and financing(4)	—	—	6.4	—	35.9

Non-GAAP Unallocated and Other GAAP Operating Income (Loss)	$—	$—	$—	$—	$—

Total GAAP Operating Income (Loss)	$(155.2)	$67.4	$114.2	$(37.1)	$414.3

Non-GAAP Operating Income	$185.1	$217.1	$168.6	$966.5	$650.2

*	Amounts may not recalculate due to rounding.
(1)	Amortization of acquired intangibles includes the write-off of certain impaired intangible assets in the fourth quarter of fiscal 2023.
(2)	Restructuring charges include severance, non-cash impairment charges for production assets and improvements on leased facilities and other costs related to the 2023 Restructuring Plan.
(3)

During fiscal year 2023, Integration, site consolidation and other includes one-time retention and severance payments, expenses not included in restructuring charges related to site closures as well as other integration costs related to the Coherent transaction. During fiscal year 2022, Integration and other includes integration and restructuring charges from the Finisar acquisition.

(4)

Transaction fees and financing in fiscal year 2023 includes debt extinguishment costs and various fees related to closing the Coherent transaction. Transaction fees and financing in fiscal year 2022 includes incremental interest expense related to the financing for the Coherent transaction which were included as an adjustment in arriving at non-GAAP earnings through the closing of the Coherent transaction, as the associated funding was contingent on transaction close.

(5)	Start-up costs in operating expenses were related to the start-up of new devices for new customer applications.

Table 4

Reconciliation of GAAP Measures to Non-GAAP Measures*

$ Millions

(Unaudited)

	Three Months Ended			Year Ended
	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Gross profit on GAAP basis	$343.4	$420.2	$326.0	$1,618.3	$1,265.5
Share-based compensation	4.9	6.5	0.9	22.9	5.1
Amortization of acquired intangibles(1)	38.7	30.7	9.6	132.1	38.3
Preliminary fair value adjustment on acquired inventory	—	—	—	157.5	—
Integration, site consolidation and other(3)	45.8	5.8	6.9	53.2	9.8
Start-up costs(5)	—	—	—	—	2.8

Gross profit on non-GAAP basis	$432.8	$463.2	$343.4	$1,984.0	$1,321.5

Internal research and development on GAAP basis	$123.3	$126.4	$95.9	$499.6	$377.1
Share-based compensation	(5.0)	(5.9)	(1.3)	(22.3)	(7.6)
Amortization of acquired intangibles(1)	(0.6)	(0.4)	—	(1.0)	—
Integration, site consolidation and other(2)	(2.7)	(0.2)	(0.6)	(2.9)	(0.6)
Start-up costs(4)	—	—	(6.4)	—	(29.5)

Internal research and development on non-GAAP basis	$115.0	$119.9	$87.6	$473.4	$339.4

Selling, general and administrative on GAAP basis	$256.1	$226.4	$115.9	$1,036.7	$474.1
Share-based compensation	(16.5)	(22.7)	(11.3)	(104.4)	(60.4)
Amortization of acquired intangibles(1)	(94.2)	(61.6)	(10.3)	(281.0)	(41.4)
Integration, site consolidation and other(2)	(12.8)	(15.9)	—	(68.4)	(3.9)
Transaction fees and financing(3)	—	—	(7.1)	(38.7)	(36.6)

Selling, general and administrative on non-GAAP basis	$132.6	$126.2	$87.2	$544.2	$331.8

Restructuring charges on GAAP basis	$119.1	$—	$—	$119.1	$—
Restructuring charges(1)	(119.1)	—	—	(119.1)	—

Restructuring charges on non-GAAP basis	$—	$—	$—	$—	$—

Operating income (loss) on GAAP basis	$(155.2)	$67.4	$114.2	$(37.1)	$414.3
Share-based compensation	26.4	35.1	13.5	149.6	73.1
Amortization of acquired intangibles(1)	133.5	92.7	19.9	414.1	79.7
Preliminary fair value adjustment on acquired inventory	—	—	—	157.5	—
Restructuring charges(1)	119.1	—	—	119.1	—
Integration, site consolidation and other(2)	61.3	21.9	7.5	124.5	14.3
Transaction fees and financing(3)	—	—	7.1	38.7	36.6
Start-up costs(4)	—	—	6.4	—	32.3

Operating income on non-GAAP basis	$185.1	$217.1	$168.6	$966.5	$650.2

Table 4

Reconciliation of GAAP Measures to Non-GAAP Measures (Continued)*

$ Millions

(Unaudited)

	Three Months Ended			Year Ended
	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Interest and other (income) expense, net on GAAP basis	$78.2	$72.1	$65.3	$318.4	$132.5
Foreign currency exchange gains (losses), net	(5.6)	(0.8)	(19.8)	(10.7)	(16.2)
Transaction fees and financing(3)	—	—	(38.3)	(34.8)	(79.0)

Interest and other (income) expense, net on non-GAAP basis	$72.6	$71.3	$7.2	$272.9	$37.3

Income taxes on GAAP basis	$(55.2)	$(7.3)	$5.3	$(96.1)	$47.0
Tax impact of non-GAAP measures	72.8	35.5	22.6	222.1	63.9

Income taxes on non-GAAP basis	$17.6	$28.2	$27.9	$126.0	$110.9

Net earnings (loss) on GAAP basis	$(178.2)	$2.5	$43.6	$(259.5)	$234.8
Share-based compensation	26.4	35.1	13.5	149.6	73.1
Amortization of acquired intangibles(1)	133.5	92.7	19.9	414.1	79.7
Preliminary fair value adjustment on acquired inventory	—	—	—	157.5	—
Foreign currency exchange (gains) losses	5.6	0.8	19.8	10.7	16.2
Restructuring charges(2)	119.1	—	—	119.1	—
Integration, site consolidation and other(3)	61.3	21.9	7.5	124.5	14.3
Transaction fees and financing(4)	—	—	45.5	73.5	118.0
Start-up costs(5)	—	—	6.4	—	32.3
Tax impact of non-GAAP measures	(72.8)	(35.5)	(22.6)	(222.1)	(63.9)

Net earnings on non-GAAP basis	$94.9	$117.6	$133.7	$567.4	$504.6

Per share data:
Net earnings (loss) on GAAP basis
Basic Earnings (Loss) Per Share	$(1.54)	$(0.24)	$0.25	$(2.93)	$1.57
Diluted Earnings (Loss) Per Share	$(1.54)	$(0.24)	$0.23	$(2.93)	$1.45
Net earnings on non-GAAP basis
Basic Earnings Per Share	$0.42	$0.59	$1.09	$3.08	$4.11
Diluted Earnings Per Share	$0.41	$0.58	$0.98	$3.00	$3.72

*	Amounts may not recalculate due to rounding.
(1)	Amortization of acquired intangibles includes the write-off of certain impaired intangible assets in the fourth quarter of fiscal 2023.
(2)	Restructuring charges include severance, non-cash impairment charges for production assets and improvements on leased facilities and other costs related to the 2023 Restructuring Plan.
(3)

During fiscal year 2023, Integration, site consolidation and other includes one-time retention and severance payments, expenses not included in restructuring charges related to site closures as well as other integration costs related to the Coherent transaction. During fiscal year 2022, Integration and other includes integration and restructuring charges from the Finisar acquisition.

(4)

Transaction fees and financing in fiscal year 2023 includes debt extinguishment costs and various fees related to closing the Coherent transaction. Transaction fees and financing in fiscal year 2022 includes transaction expenses related to the Coherent transaction and incremental interest expense related to the financing for the Coherent transaction.

(5)	Start-up costs in operating expenses were related to the start-up of new devices for new customer applications.

Table 5

Reconciliation of GAAP Net Income (Loss), EBITDA and Adjusted EBITDA*

$ Millions

(Unaudited)

	Three Months Ended			Year Ended
	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Net earnings on GAAP basis	$(178.2)	$2.5	$43.6	$(259.5)	$234.8
Income taxes	(55.2)	(7.3)	5.3	(96.1)	47.0
Depreciation and amortization	203.6	160.9	73.3	681.7	286.8
Interest expense	78.9	75.2	48.5	286.9	121.3
Interest income	(4.1)	(2.2)	(3.7)	(9.2)	(4.5)

EBITDA(1)	$45.0	$229.1	$167.0	$603.8	$685.4

EBITDA margin	3.7%	18.5%	19.2%	11.7%	20.8%
Preliminary fair value adjustment on acquired inventory	—	—	—	157.5	—
Share-based compensation	26.4	35.1	13.5	149.6	73.1
Foreign currency exchange (gains) losses	5.6	0.8	19.8	10.7	16.2
Start-up costs	—	—	6.4	—	32.3
Restructuring charges(3)	119.1	—	—	119.1	—
Integration, site consolidation and other(4)	61.3	21.9	7.5	124.5	14.3
Transaction fees and financing(5)	—	—	7.1	73.5	36.6

Adjusted EBITDA(2)	$257.4	$286.9	$225.0	$1,238.7	$864.8

Adjusted EBITDA margin	21.4%	23.1%	25.4%	24.0%	26.1%

*	Amounts may not recalculate due to rounding.
(1)	EBITDA is defined as earnings before interest expense, interest income, income taxes, depreciation and amortization.
(2)

Adjusted EBITDA excludes non-GAAP adjustments for share-based compensation, certain one-time restructuring, integration, and transaction expenses, debt extinguishment charges, start-up costs, and the impact of foreign currency exchange gains and losses.

(3)	Restructuring charges include severance, non-cash impairment charges for production assets and improvements on leased facilities and other costs related to the 2023 Restructuring Plan.
(4)

During fiscal year 2023, Integration, site consolidation and other includes one-time retention and severance payments, expenses not included in restructuring charges related to site closures as well as other integration costs related to the Coherent transaction. During fiscal year 2022, Integration and other includes integration and restructuring charges from the Finisar acquisition.

(5)	Transaction fees and financing includes debt extinguishment costs and various fees related to closing the Coherent transaction.

Table 6

GAAP Earnings Per Share Calculation*

$ Millions

(Unaudited)

	Three Months Ended			Year Ended
	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Numerator
Net earnings (loss)	$(178.2)	$2.5	$43.6	$(259.5)	$234.8
Deduct Series A preferred stock dividends	(6.9)	(6.9)	(6.9)	(27.6)	(27.6)
Deduct Series B redeemable preferred dividends	(29.8)	(29.2)	(10.4)	(116.6)	(40.6)

Basic earnings (loss) available to common shareholders	$(214.9)	$(33.5)	$26.3	$(403.7)	$166.5

Effect of dilutive securities
Add back interest on convertible notes	$—	$—	$0.6	$—	$2.2

Diluted earnings (loss) available to common shareholders	$(214.9)	$(33.5)	$26.9	$(403.7)	$168.8

Denominator
Weighted average shares	139.3	139.1	106.5	137.6	106.2
Effect of dilutive securities:
Common stock equivalents	—	—	3.0	—	3.0
Convertible notes	—	—	7.3	—	7.3

Diluted weighted average common shares	139.3	139.1	116.8	137.6	116.5

Basic earnings (loss) per common share	$(1.54)	$(0.24)	$0.25	$(2.93)	$1.57

Diluted earnings (loss) per common share	$(1.54)	$(0.24)	$0.23	$(2.93)	$1.45

*	Amounts may not recalculate due to rounding.

Table 7

Non-GAAP Earnings Per Share Calculation*

$ Millions

(Unaudited)

	Three Months Ended			Year Ended
	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Numerator
Net earnings on non-GAAP basis	$94.9	$117.6	$133.7	$567.4	$504.6
Deduct Series A preferred stock dividends	(6.9)	(6.9)	(6.9)	(27.6)	(27.6)
Deduct Series B redeemable preferred dividends	(29.8)	(29.2)	(10.4)	(116.6)	(40.6)

Basic earnings available to common shareholders	$58.2	$81.5	$116.4	$423.2	$436.3

Effect of dilutive securities
Add back interest on convertible notes	$—	$—	$0.6	$0.3	$2.2
Add back Series A preferred stock dividends	—	—	6.9	27.6	27.6

Diluted earnings available to common shareholders	$58.2	$81.5	$123.8	$451.1	$466.2

Denominator
Weighted average shares	139.3	139.1	106.5	137.6	106.2
Effect of dilutive securities:
Common stock equivalents	1.8	1.7	3.0	1.5	3.0
Convertible notes	0.0	0.0	7.3	1.1	7.3
Series A Mandatory Convertible Preferred Stock	0.0	0.0	8.9	10.4	8.9

Diluted weighted average common shares	141.1	140.8	125.7	150.6	125.4

Basic earnings per common share on non-GAAP basis (1)	$0.42	$0.59	$1.09	$3.08	$4.11

Diluted earnings per common share on non-GAAP basis	$0.41	$0.58	$0.98	$3.00	$3.72

*	Amounts may not recalculate due to rounding.

FORWARD-LOOKING STATEMENTS

The statements contained in this letter to shareholders include forward-looking statements relating to future events and expectations, including our expectations (i) for our future financial and operational results and our ability to drive long-term shareholder value; (ii) regarding our competitive and strategic positioning; (iii) regarding growth and demand trends in the markets we serve including industrial, communications, electronics and instrumentation; (iv) regarding annual projected cost synergies and the cost to achieve these synergies; and (v) regarding projected cost savings from restructuring actions and the cost to achieve these cost savings, each of which, is based on certain assumptions and contingencies. The forward-looking statements are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The forward-looking statements contained herein involve risks and uncertainties, which could cause actual results, performance, or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures.

The Company believes that all forward-looking statements made by it herein have a reasonable basis, but there can be no assurance that management’s expectations, beliefs, or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and global economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements herein include but are not limited to: (i) the failure of any one or more of the assumptions stated herein to prove to be correct; (ii) the risks relating to forward-looking statements and other “Risk Factors” discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022, and additional risk factors that may be identified from time to time in filings of the Company; (iii) the substantial indebtedness the Company incurred in connection with its acquisition of Coherent, Inc. (the “Transaction”), the need to generate sufficient cash flows to service and repay such debt, and the Company’s ability to generate sufficient funds to meet its anticipated debt reduction goals; (iv) the possibility that the Company may not be able to continue its integration progress and/or take other restructuring actions, or otherwise be able to achieve expected synergies, operating efficiencies including greater scale, focus, resiliency, and lower operating costs, and other benefits within the expected time frames or at all and ultimately to successfully fully integrate the operations of Coherent, Inc. (“Coherent”) with those of the Company; (v) the possibility that such integration and/or the restructuring actions may be more difficult, time-consuming, or costly than expected or that operating costs and business disruption (including, without limitation, disruptions in relationships with employees, customers, or suppliers) may be greater than expected in connection with the Transaction and/or the restructuring actions; (vi) any unexpected costs, charges, or expenses resulting from the Transaction and/or the restructuring actions; (vii) the risk that disruption from the Transaction and/or the restructuring actions materially and adversely affects the respective businesses and operations of the Company and Coherent; (viii) potential adverse reactions or changes to business relationships resulting from the completion of the Transaction and/or the restructuring actions; (ix) the ability of the Company to retain and hire key employees; (x) the purchasing patterns of customers and end users; (xi) the timely release of new products and acceptance of such new products by the market; (xii) the introduction of new products by competitors and other competitive responses; (xiii) the Company’s ability to assimilate other recently acquired businesses, and realize synergies, cost savings, and opportunities for growth in connection therewith, together with the risks, costs, and uncertainties associated with such acquisitions; (xiv) the Company’s ability to devise and execute strategies to respond to market conditions; (xv) the risks to realizing the benefits of investments in R&D and commercialization of innovations; (xvi) the risks that the Company’s stock price will not trade in line with industrial technology leaders; and/or (xvii) the risks of business and economic disruption related to the currently ongoing COVID-19 outbreak and any other worldwide health epidemics or outbreaks that may arise. The Company disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events or developments, or otherwise.